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                                                                    Exhibit 21.1

                         Subsidiaries of Videotron Ltee

Name of Subsidiary (Jurisdiction of Incorporation)

Groupe de Divertissemement SuperClub Inc. (Quebec)
Le SuperClub Videotron Ltee (Quebec)
SuperClub Properties inc. (Quebec)
SuperClub Videotron Canada Inc. (Quebec)
CF Cable TV Inc. (Canada)
Videotron (Regional) Ltd. (Canada)
Societe d'Edition et de Transcodage T.E. ltee (Quebec)